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                                                                    EXHIBIT 99.1

FOR IMMEDIATE RELEASE


Contact:   Adam C. Derbyshire                 Mike Freeman
           Vice President and                 Director, Investor Relations and
           Chief Financial Officer            Corporate Communications
           919-862-1000                       919-862-1000

                         SALIX PHARMACEUTICALS ANNOUNCES
                           STRATEGIC MODIFICATIONS TO
                              LEADERSHIP STRUCTURE
                  Bob Ruscher, Executive Chairman of the Board
              Carolyn Logan, President and Chief Executive Officer

RALEIGH, NC, July 15, 2002 - Salix Pharmaceuticals, Ltd. (Nasdaq:SLXP) today announced that, effective immediately, Bob Ruscher will serve as Executive Chairman of the Board of Directors and Carolyn Logan will assume the role of President and Chief Executive Officer. Ms. Logan also has been appointed to the Salix Board of Directors. Randy Hamilton, one of the Company's co-founders and current Chairman, has retired from the Board, but will continue to serve the Company in its focus on acquiring additional products. Following these announced changes, the Salix Board of Directors will continue to be comprised of three independent and outside directors - John Chappell, Thomas D'Alonzo and Richard Franco - and two company employees - Bob Ruscher and, now, Carolyn Logan. The Board unanimously agreed upon the leadership structure modifications announced today.

This leadership structure reflects the evolution of Salix from a start-up operation to a growing, successful commercial business. Salix is executing a two-pronged growth strategy that involves maximizing the commercial potential of its current products and acquiring or in-licensing additional products. In order to position the Company to capitalize on opportunities to expand the business, Ms. Logan and Mr. Ruscher will work in tandem, with Ms. Logan directing the development and commercialization of current

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and future products and Mr. Ruscher providing strategic direction for the
Company and working on product acquisition opportunities.

Commenting on the leadership structure, Mr. Ruscher stated, "Today Salix is first and foremost a sales and marketing company. We believe that Carolyn's 20-plus years of sales and marketing experience and proven track record in creating top-performing organizations qualify her to lead Salix to the next level as a commercially-focused specialty pharmaceutical company. Going forward, Carolyn will direct the day-to-day operations of the business, and I will provide strategic direction for the business and work to secure new products to fuel the growth of the Company.

"With our experienced and talented senior management team, specialty sales force, capital resources, and the recently announced Dr. Falk Pharma collaboration, the Company is the strongest it has ever been. I look forward to building from our position of strength and believe that the new structure we are incorporating best positions us to take advantage of opportunities to leverage the Company's infrastructure. I also would like to thank Randy Hamilton for his leadership in founding, growing and shaping Salix into the organization it is today. I look forward to his ongoing contribution as we work together to in-license and acquire new products."

Ms. Logan commented, "I am pleased and honored to be named President and Chief Executive Officer and a member of the Board of Salix. I would like to thank Bob Ruscher, and the Company's co-founders, Randy Hamilton and Lorin Johnson, for their unwavering commitment and contributions to making Salix a reality. Through Bob's leadership he has clearly set the stage and created the environment for success. We now have the opportunity to move beyond the start-up phase and develop Salix into a very successful commercial enterprise.

"Gastrointestinal disease has a significant impact on the health and well being of millions of patients, yet few major pharmaceutical companies have focused their commercial efforts on the specialists in this therapeutic area. We are committed to establishing a

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franchise with gastroenterologists in order to provide them and their patients with product innovations for the treatment of gastrointestinal disease. I look forward to working with the Salix team as we strive to succeed in our mission to become the leading specialty pharmaceutical company providing products to gastroenterologists and their patients."

"It has been most rewarding to oversee the evolution and growth of Salix from its inception until now," stated Randy Hamilton, Co-Founder. "Over the past two years, in particular, the management team has created a specialty pharmaceutical company that is poised for success. I have confidence that the Company will continue to prosper under the capable leadership of Bob and Carolyn."

Based upon information currently available, the Company estimates that net COLAZAL(R) sales for 2002 will be between $30 and $35 million.

The Company will host a conference call at 10:00 a.m. EDT, on July 16, 2002 to discuss the subjects of this press release. Interested parties may access the conference call by way of web cast or telephone. The live web cast will be available at http://www.salix.com. The web cast will be archived on the Company's web site through July 22. The telephone numbers to access the conference call are (800) 500-0177 (U.S. and Canada) or (719) 457-2679 (international.) A replay of the call will be available from 1:00 p.m. EDT, July 16 through July 22. The telephone numbers to access the replay of the call are
(888) 203-1112 (U.S. and Canada) or (719) 457-0820 (international.) The access code for the replay is 140756.

Salix Pharmaceuticals, Ltd., headquartered in Raleigh, North Carolina, develops and markets prescription pharmaceutical products for the treatment of gastrointestinal diseases. Salix's strategy is to in-license late-stage or marketed proprietary therapeutic drugs; complete the required development and regulatory submission of these products; and market them through the Company's 60-member gastroenterology specialty sales force. Salix's first marketed product is COLAZAL(R) (balsalazide disodium) Capsules 750 mg, an anti-inflammatory drug approved for the treatment of mildly to moderately

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active ulcerative colitis. The Company launched the product in the U.S. through its specialty sales force in January 2001. COLAZAL was well tolerated in clinical studies. In clinical trials, patients reported the following adverse events most frequently: headache (8%); abdominal pain (6%); diarrhea (5%); nausea (5%); vomiting (4%); respiratory infection (4%); and arthralgia (4%). Withdrawal from therapy due to adverse events was comparable to placebo. Salix's next product candidate is rifaximin, currently in development for the potential treatment of infections of the lower gastrointestinal tract. The Company submitted an NDA for rifaximin for the treatment of travelers' diarrhea to the FDA on December 26, 2001. Salix trades on the Nasdaq National Market under the ticker symbol "SLXP."

For more information please contact the Company at 919-862-1000 or visit our web site at www.salix.com.

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     Please Note: This press release contains forward-looking statements regarding future events. These statements are just predictions and are subject to risks and uncertainties that could cause the actual events or results to differ materially. These risks and uncertainties include management of rapid growth, risks of regulatory review and clinical trials and, the need to acquire additional products. For more detail on these and other risks facing the Company, you should read the documents that the Company files from time to time with the Securities and Exchange Commission.

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